EXHIBIT 10.03D

PERFORMANCE-BASED RESTRICTED SHARE AGREEMENT

This Agreement is made and entered into on January 4, 2005, between The E.W. Scripps Company (“Company”) and Mark Contreras (“Grantee”).

The parties agree as follows:

1. The Company hereby delivers to Grantee a performance-based award of 4,000 Class A Common Shares of the Company, subject to the terms and conditions of this Agreement and of the Company’s 1997 Long-Term Incentive Plan (the “Plan”). All capitalized terms used and not defined herein shall have the meanings provided therefor in the Plan.

2. (a) The number of shares Grantee may earn pursuant to this Agreement is 4,000. The performance measures for earning the first 1,000 of the shares are as follows:

•	500 shares will be earned if the Company’s newspaper division internet revenue for 2005 equals or exceeds $20 million.

•	500 shares will be earned if Grantee develops successfully, as determined by senior management of the Company, new performance measures for the local newspapers’ management teams based on local market share and overall revenue growth.

(b) Performance measures for the second 1,000 of the shares that may be earned pursuant to this Agreement shall be established by senior management of the Company by February 15, 2006, and performance measures for the remaining 2,000 of the shares that may be earned pursuant to this Agreement shall be established by such management by February 15, 2007.

3. Grantee shall have no rights, as a shareholder or otherwise, with respect to shares that may be earned under this Agreement until such shares have been earned.

4. Any shares earned under this Agreement (“Earned Shares”) will vest on the January 1 that first follows the year with respect to which they were earned.

5. If Grantee ceases to be an employee of the Company or any subsidiary thereof due to death, Disability or Retirement prior to the end of a year with respect to which he may earn shares hereunder, or if there is a Change in Control of the Company or the subsidiary employing Grantee prior to the end of such year, Grantee (or his representative) shall receive, on or about February 15 of the immediately following year, a certificate for such number of shares (if any) as he would have earned under this Agreement had he remained employed by the Company or such subsidiary for all of the year in which his death, Disability or Retirement occurred.

6. Shares that are not earned or deemed earned in accordance with Section 2 or 5 of this Agreement will be forfeited.

7. A certificate for Earned Shares will be delivered to Grantee. The Company may require, as a condition of the delivery of the certificate, that Grantee sign such further documents as the Company reasonably determines to be necessary or appropriate to assure compliance with the requirements of federal and state securities laws.

8. The Company may require as a condition to the delivery of certificates for Earned Shares under this Agreement, that Grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to delivery of such certificates. Grantee, at his discretion, may elect to pay such taxes with shares previously acquired by Grantee or Earned Shares deliverable to Grantee in connection with this award. The fair market value of Class A Common Shares withheld by the Company from this award or tendered to the Company for the satisfaction of such tax withholding obligations will be determined on the date such shares are withheld or tendered.

9. The terms and conditions contained in the Plan, as it may be amended from time to time in the future, are incorporated by reference into and made a part of this Agreement. All provisions of this Agreement are made subject to the terms of the Plan, as amended. In the event there is any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

10. This Agreement is governed by Ohio law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date noted above.

THE E.W. SCRIPPS COMPANY		GRANTEE

By:	Kenneth A. Lowe	Mark Contreras
Its:	President and Chief Executive Officer